Exhibit 21.1

List of Subsidiaries of Abengoa Yield plc

Effective as of the date of the Asset Transfer

Subsidiary	Jurisdiction of Incorporation or Organization

Abengoa Cogeneración Tabasco, S. de R.L. de C.V.	Mexico

Abengoa Concessions Infraestructures, S.L.	Spain

Abengoa Concessions Perú, S.A.	Peru

Abengoa Solar US Holdings Inc.	Delaware

Abengoa Solar Holdings USA Inc.	Delaware

Abengoa Transmisión Norte, S.A.	Peru

Abengoa Transmisión Sur, S.A.	Peru

ACT Holding S.A. de C.V.	Mexico

ASO Holdings Company LLC	Delaware

Arizona Solar One LLC	Delaware

Mojave Solar Holdings LLC	Delaware

Mojave Solar LLC	Delaware

Palmatir, S.A.	Uruguay

Palmucho, S.A.	Chile

Solaben Electricidad Dos, S.A.	Spain

Solaben Electricidad Tres, S.A.	Spain

Transmisora Mejillones, S.A.	Chile

Transmisora Baquedano, S.A.	Chile